(Logo)

                      QUESTAR CORPORATION
                  180 East First South Street
                        P. O. Box 45433
                Salt Lake City, Utah 84145-0433

            ______________________________________

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To be Held on May 18, 1999
            _______________________________________

     The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at the Company's general office, 180 East First South, Salt Lake City, Utah, on Tuesday, May 18, 1999, at 10:00 a.m., local time, for the following purposes:

1.  To elect four directors to hold office for three years;
2. To transact such other business as may properly come before the meeting.

    Stockholders of record as of March 22, 1999, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                               By Order of the
                               Board of Directors


                               /s/ Connie C. Holbrook
                               Connie C. Holbrook
                               Vice President and Secretary
Salt Lake City, Utah
April 5, 1999

                    YOUR VOTE IS IMPORTANT.

    It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.


QUESTAR CORPORATION
PROXY STATEMENT

May 18, 1999


     This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 18, 1999, at 10:00 a.m., local time, and any adjournment or postponement of such meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company for three-year terms that expire in May of 2002. Information concerning the Annual Meeting and solicitation of proxies for it is presented in a question and answer format.

Q:   What am I voting on?

A:   The election of Patrick J. Early, Marilyn J. Kite, Dixie L.
Leavitt, and D. N. Rose to serve as directors

Q:   Who can vote?

A:   Stockholders who owned shares as of the close of business on
March 22, 1999. Each holder is entitled to one vote for each share held on such date.

Q:   How do I vote?

A:   Sign and date each proxy card you receive and return it in the enclosed prepaid envelope. If you return your signed proxy card, but do not indicate how you want to vote, your shares will be voted for the named nominees. You have the right to revoke your proxy by notifying the Company's Corporate Secretary prior to the meeting, by returning a later dated proxy, or by voting in person at the Annual Meeting.

     If you own shares through a broker or other nominee, you must return your proxy card to the broker. Your votes cannot be counted if you send the proxy directly to the Company.

Q:   What does it mean if I get more than one proxy card?

A:   It means that you hold shares registered in more than one
account. Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q:   Who is soliciting my proxy?

A:   Questar's Board of Directors.  The Company has not hired an independent proxy solicitor, but may use directors, officers, and employees to personally solicit proxies.

Q:   Who is paying for the solicitation?

A:   The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.

Q:   What constitutes a quorum?

A:   On March 22, 1999, the Company had 82,876,168 shares of common stock. A majority of the shares, or 41,438,085 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting. The Company's Bylaws provide that votes "withheld" from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes. Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted. Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q:   Who can attend the Annual Meeting?

A:   Any stockholder of record as of March 22, 1999, can attend.  If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q:   How will my vote be handled on other matters?

A:   Questar's Bylaws limit the matters presented at an Annual Meeting to those in the notice, those otherwise properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gives the Corporate Secretary written notice of the matter at least 90 days before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares. (See "Other Matters" on page 19 for a detailed discussion of the Company's Bylaw requirements.)

Q:   When are stockholder proposals due for the next Annual Meeting?

A:   To be considered for presentation at the Company's Annual Meeting scheduled for May of 2000 and included in the proxy statement, a stockholder proposal must be received at the Company's office no later than December 6, 1999.

ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

     The Board of Directors has selected Patrick J. Early, Marilyn S. Kite, Dixie L. Leavitt, and D. N. Rose as the nominees for election to three-year terms that expire in May of 2002. Unless you give other instructions for your shares, the proxies will be voted for the nominees.

     Each of the nominees has consented to serve for a new term.
However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, in their discretion, for any other person.

     Biographical information concerning the nominees and the current directors of the Company whose terms will continue after the Annual Meeting is set forth on the following pages. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement.

Nominees

[Picture]           Mr. Patrick J. Early, age 66, served as Vice
               Chairman of Amoco Corporation from July of 1992 until his retirement in April of 1995. He has served as a director of the Company since 1995. He was also a director of Amoco Corporation from 1989 to his retirement. He is a member of the Board of Trustees of the Museum of Science and Industry in Chicago.

[Picture]           Ms. Marilyn S. Kite, age 51, is a partner in the
               law firm of Holland and Hart and practices in Jackson, Wyoming. She was appointed to serve as a director in May of 1997. She is a director of the University of Wyoming Foundation and the Potash Foundation and serves on the Board of Litigation for the Mountain States Legal Foundation.

[Picture]           Mr. Dixie L. Leavitt is the founder and Chairman
               of the Board of the Leavitt Insurance Group (a group of approximately 65 independent insurance agencies located in seven western states). Mr. Leavitt, age 69, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987 and also serves as a director of Zions First National Bank.

[Picture]           Mr. D. N. Rose serves the Company as Executive
               Vice President. He has responsibility for the Company's regulated activities and is the President and Chief Executive Officer of each corporate entity within that group, e.g., Questar Gas Company (retail natural gas distribution) and Questar Pipeline Company
               (interstate transmission of natural gas).   He has
               served as a director of the Company since 1984. Mr. Rose, age 54, is also a trustee of Westminster College.

Continuing Directors (Present Term Expires in 2000)

[Picture]           Mr. U. Edwin Garrison retired as Chairman of
               Cordant Technologies (formerly Thiokol Corporation) in November of 1995. He previously served as Cordant's President and Chief Executive Officer. Mr. Garrison, age 71, has served as a director of the Company since 1991.

[Picture]           Mr. W. Whitley Hawkins owns a consulting firm,
               Hawkins Bricker International and HBI, Inc., which manufactures chemical coating products. He retired as President and Chief Operating Officer of Delta Air Lines in March of 1993. Mr. Hawkins, age 67, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank and on the Advisory Board of the International Airline Passengers Association.

[Picture]           Mr. Robert E. Kadlec has a venture capital firm,
               Bentley Capital Corp. He retired as President and Chief Executive Officer of BC Gas Inc., effective December 31, 1995. Mr. Kadlec, age 65, has been a director of the Company since 1987, is a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., British Pacific Properties Ltd., and International Forest Products Ltd.

[Picture]           Mr. Harris H. Simmons is the President and Chief
               Executive Officer of Zions Bancorporation and the Chairman of the Board of Zions First National Bank and
               is also a director of Zions Bancorporation.   Mr.
               Simmons, age 44, has served as a director since 1992. He serves as a director of O. C. Tanner and trustee of Salt Lake Community College.

Continuing Directors (Present Term Expires in 2001)

[Picture]           Mr. R. D. Cash has served as the Company's
               President and Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 56, has been a director of the Company since 1977 and also serves as a director of Zions First National Bank and Zions Bancorporation, Energen Corporation, and Associated Electric and Gas Insurance Services Limited; a member of the Board of Directors of the Federal Reserve Bank (Salt Lake Branch) of San Francisco; and a trustee of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]           Mr. Gary G. Michael is Chairman and Chief
               Executive Officer of Albertson's, Inc. and has served in this position since February of 1991. Mr. Michael, age 58, has been a director of the Company since 1994. He is a director of Albertson's and Boise Cascade Corporation and Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

[Picture]           Mr. Gary L. Nordloh, age 51,  serves the Company
               as Executive Vice President. He has served as a director of the Company since October 25, 1996. He has responsibility for the Company's market resources activities and is the President and Chief Executive Officer of each entity within that group, e.g. Wexpro Company (oil and gas development) and Universal Resources Corporation (oil and gas exploration and production).

[Picture]           Mr. Scott S. Parker, age 64, retired effective
               December 31, 1998 as Chief Executive Officer of Intermountain Health Care, Inc., a position he had held since 1975. He was also President of this same organization from April of 1975 to April of 1998. He serves as a director of First Security Bank Corporation (Salt Lake City) and MMI Companies, Inc. (Deerfield, Illinois).

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

     The following section contains information about Board
Committees:

Name of Director Finance/AuditManagement Performance Nominating Executive

R. D. Cash                                              X*         X
P. J. Early         X              X
U. E. Garrison      X              X                               X*
W. W. Hawkins                      X                    X
R. E. Kadlec        X              X                               X
M. S. Kite          X                                   X
D. L. Leavitt       X                                   X          X
G. G. Michael       X              X*                              X
G. L. Nordloh
S. S. Parker                       X                    X
D. N. Rose
H. H. Simmons       X*                                  X          X

Meetings held in    2              2                    1          1
1998
______________

*Chairman

     Finance and Audit: Reviews auditing, accounting, financial reporting, and internal control functions; monitors financing requirements, dividend policy, and investment relations activities; oversees compliance activities and year 2000 readiness. All members are nonemployee directors.

     Management Performance: Reviews the performance of R. D. Cash, salary and compensation arrangements paid to the Company's officers; administers the Long-Term Stock Incentive Plan; and makes recommendations about participants, performance objectives and awards under the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries. All members are nonemployee directors.

     Nominating: Recommends individuals for nomination to the Board of Directors. Will consider director candidates suggested by shareholders, but hasn't established formal procedure.

     Executive: May act on behalf of the Board of Directors.

Attendance at Board and Committee Meetings

     The Company's Board of Directors held four regular meetings during 1998; Board Committees held a total of six meetings. All directors attended at least 75 percent of the meetings. The Company's directors had an overall attendance percentage of 98 percent.

Directors' Compensation

     The Company's nonemployee directors receive the following compensation for their service as directors:

        Annual Retainer          $14,400 (monthly installments of $1,200)
        Board Meeting Fee        $900
        Committee Meeting Fee:   $700 ($900 for Chairmen)

Directors also receive annual retainer fees of $4,800 (monthly installments of $400) and meeting fees of $600 for service as directors of the Company's primary subsidiaries.

     Nonemployee directors can also defer the receipt of their fees and have such deferred fees earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock.

     Nonemployee directors also receive annual grants of nonqualified stock options at the first regular meeting of the Board of Directors. On February 9, 1999, such eligible directors, with the exception of Messrs. Garrison, Michael, and Simmons, received a stock option to purchase 6,400 shares. The three named directors each received a stock option to purchase 8,000 shares, reflecting added responsibilities as Chairmen of Board Committees. The options are priced at the closing price on the date of grant, which was $17.00.

     Nonemployee directors can elect to receive their fees in shares of stock. The plan for payment of fees in stock and the stock option plan have both been approved by the Company's shareholders.

     The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Nordloh, and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.

Directors' Retirement Policy

     In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee.

Certain Relationships and Related Transactions

     Mr. Garrison is the former Chairman, President and Chief
Executive Officer of Cordant Technologies. Cordant Technologies purchases gas from Questar Energy Trading Company (a subsidiary of the Company). Cordant Technologies paid Questar Energy a total of
$1,708,853 during 1998 for gas supplies.

     Mr. Parker serves as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. The Company offers two health maintenance organizations and a preferred provider organization through IHC as options available to employees under the Company's health plan. In 1998, the Company and its subsidiaries paid IHC a total sum of $629,473 in administrative fees.

     Mr. Kadlec is the former President and Chief Executive Officer of BC Gas Inc. BC Gas has contracts with Questar Energy for the purchase of gas during the winter heating season and for the sale of gas during the summer months. During 1998, Questar Energy billed BC Gas $7,098,811 for gas sales and was billed $2,799,767 for gas deliveries from BC Gas. BC Gas also has long-term contracts with Questar Pipeline for storage service and paid $2,522,324 for such service during 1998.

     Mr. Simmons is the Chairman of the Board of Zions First National Bank. The Company has a line of credit through Zions. Two of the Company's subsidiaries, Questar InfoComm, Inc. and Questar Gas Company, have accounts with Zions. The Company's credit line with Zions is priced at the same competitive range paid by the Company for other lines of credit, and the services provided by Zions to Questar InfoComm and Questar Gas are based on commercial terms that are available to other clients. A Zions' affiliate also leases space from a business continuity center owned by Questar InfoComm at the same rates charged other customers.

     Ms. Kite is a partner in Holland and Hart, a law firm that has been used by the Company in conjunction with litigation and lobbying activities. The Company and its affiliates paid $1,034,556 to Holland and Hart for services rendered in 1998. Ms. Kite was not personally involved with representing the Company's interests.

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the shares of stock beneficially owned by each of the directors and each executive officer named on page 10, and all directors and executive officers as a group as of March 1, 1999. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of
Common Stock Beneficially Owned

                      Number of   Right to     Percent ofPhantom Stock
                    Shares Owned  Acquire1        Class 2     Units3

R. D. Cash 4,5,6,7     253,737    288,610           0.65%     50,636
P. J. Early              2,000     17,000             *        5,639
U. Edwin Garrison       31,740     33,200             *       11,156
W. Whitley Hawkins       6,040     39,100             *        3,272
C. M. Heiner 5,6       120,858    105,500           0.27       6,409
Robert E. Kadlec 8      19,497     39,400             *          0
Marilyn S. Kite            200      6,400             *          0
Dixie L. Leavitt 7      32,283     33,800             *       25,092
Gary G. Michael          2,800     28,200             *        8,400
Gary L. Nordloh 5,6,7   80,419     54,500           0.16       7,836
Scott S. Parker            809      6,400             *        1,918
S. E. Parks 5, 6,7      69,667     70,608           0.17       1,018
D. N. Rose 5,6          90,047    105,108           0.24       8,220
Harris H. Simmons        2,200     33,800             *       10,237

All directors and      803,103    957,992           2.1      143,353
executive officers (15 individuals
including those listed above)
___________

     1Shares that can be acquired by exercising stock options within 60 days of March 1, 1999.

     2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

     3Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investments in such units represent the same investment in the performance of the Company's common stock as do investments in actual shares of common stock.

     4Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation and the Questar Corporation Arts Foundation, two nonprofit corporations that own an aggregate of 109,658 shares of the Company's common stock. As Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total.

     5The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of December 31, 1998 as follows: Mr. Cash, 69,225 shares; Mr. Rose, 37,492 shares; Mr. Nordloh, 19,732 shares; Mr. Heiner, 49,076 shares; and Mr. Parks, 20,409 shares.

     6The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 1999: Mr. Cash, 3,556 shares; Mr. Rose, 2,980 shares; Mr. Nordloh, 1,327 shares; Mr. Heiner, 590 shares; and Mr. Parks, 673 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

     7Of the total shares reported for Mr. Cash, 31,900 are owned by his family's private foundation for which Mr. Cash shares voting and investment control. Mr. Leavitt owns his shares of record jointly with his wife. Some of Mr. Nordloh's record shares are owned by family trusts. Some of Mr. Parks' record shares are owned jointly with his spouse.

     8Mr. Kadlec's wife beneficially owns 400 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

     The following table sets forth information, as of December 31, 1998, with respect to each person known by the Company to beneficially own at least 5 percent of its common stock.

Name and Address of        Shares and Nature of
 Beneficial Owner            Beneficial Ownership     Percent of Class

First Security Bank, N.A.          6,951,078                8.41
79 South Main Street          Trustee for Company
Salt Lake City, Utah 84111  Employee Benefit Plans
                                   and Bank1


FMR Corporation                  4,758,300                 5.78
82 Devonshire Street          Investment Advisor
Boston, Massachusetts 02109         Bank2

The Prudential Insurance         4,403,616                 5.34
   Company of America         Insurance Company
751 Broad Street              Investment Advisor3
Newark, New Jersey 07102-3777
_____________

     1Of this total, First Security beneficially owns 6,411,244 shares in its role as trustee of the Employee Investment Plan sponsored by the Company. Participating employees control the voting of such shares.

     2Of this total, 4,296,200 shares are held by Fidelity Management & Research Company, an investment advisor, and 462,100 shares are held by Fidelity Management Trust Company, a bank. In its Schedule 13G dated February 1, 1999, FMR indicated that it or its affiliates had sole power to dispose of all these shares and sole power to vote 300,700 shares.

     3In its Schedule 13G dated February 2, 1999, Prudential indicated that it had sole power to vote and dispose of 26,000 shares and shared power to vote and dispose of 4,377,616 shares.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table lists compensation earned by Mr. Cash and the other four most highly compensated executive officers during 1996, 1997, and 1998.

                                         Summary Compensation Table

                        Annual Compensation       Long-Term Compensation
                                               Restricted           All Other
                             Base                Stock     Options Compensation
Name and Principal   Year  Salary ($) Bonus ($)s Awards2      (#)      ($)3
 Position

R. D. Cash           1998   490,000    24,356    24,344    130,000    63,573
Chairman, President  1997   436,000    94,717    90,844     70,000    81,521
and Chief Executive  1996   413,000   144,340   135,979     70,000    67,683
Officer

D. N. Rose           1998   291,783    29,770    29,750     64,000    38,403
President and Chief  1997   273,517    55,118    52,582     46,000    54,891
Executive Officer    1996   258,833    70,639    70,571     46,000    39,483
Regulated Services Companies

G. L. Nordloh        1998   295,000    19,739     5,797      64,000   38,361
President and Chief  1997   258,500    50,783    42,194      53,000   50,001
Executive Officer    1996   254,583    89,269    86,214      50,000   39,250
Market Resources Companies

C. M. Heiner         1998   244,600   106,511         0      42,000   28,720
Senior Vice President1997   237,000    37,642    25,222      38,000   36,481
President and Chief  1996   227,500    56,829    48,960      38,000   34,972
Executive Officer
Questar InfoComm, Inc.

S. E. Parks          1998   171,550    12,377     4,195      34,000   21,383
Vice President,      1997   152,833    18,348    18,297      26,000   20,204
Treasurer, and       1996   143,450    25,477    25,436      24,000   14,363
Chief Financial Officer
____________

     1Amounts listed under this heading for 1998 include cash payments awarded under the 1998 Annual Management Incentive Plans (AMIPs) and cash payments awarded under the 1998 general employee compensation plans adopted by Celsius Energy Company/Universal Resources
Corporation, Wexpro Company, and Questar Gas Management Company
(Market Resources Plans) and Questar InfoComm.

     2Amounts under this heading for 1998 include the value (as of the grant date) of any shares of restricted stock granted in 1999, in lieu of cash, as partial payment of bonuses earned under the 1998 AMIPs and the value of any shares of restricted stock granted in connection with the 1998 Market Resources Plans. All shares of restricted stock vest in two annual, equal installments on the first business day in February of the first and second years following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock.
As of December 31, 1998, the amounts were:

               Mr. Cash, 7,804 shares worth $151,203
               Mr. Rose, 4,304 shares worth $83,390
               Mr. Nordloh, 4,228 shares work $81,918
               Mr. Heiner, 2,460 shares worth $47,663
               Mr. Parks, 1,520 shares worth $29,450.

     3The number of shares reflects the Company's two-for-one stock split in June of 1998.

     4The 1998 figures include:
       Employee Investment Plan,  Deferred Share Plan,             Fees Unused
       Matching Contributions     Matching Contributions  Director  Vacation

Mr. Cash       $14,158                $45,215              $4,200
Mr. Rose       $14,158                $21,445              $2,800
Mr. Nordloh    $14,158                $21,403              $2,800
Mr. Heiner     $14,158                $13,162              $1,400
Mr. Parks      $14,158                $ 3,860               --        $3,365

     The following table lists information concerning the stock options that were granted to the Company's named executive officers during 1998 under the Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1998.

                      Option/Grants in Last Fiscal Year

                           % of Total
               Options   Options Granted    Exercise or
               Granted   to Employees in    Base Price  Expiration  Grant Date
Name            (#)1     Last Fiscal Year   ($/Share)     Date      Value ($)2

R. D. Cash     130,000           16.5         21.375    2/10/2008      512,200
D. N. Rose      64,000            8.1         21.375    2/10/2008      252,160
G. L. Nordloh   64,000            8.1         21.375    2/10/2008      252,160
C. M. Heiner    42,000            5.3         21.375    2/10/2008      165,480
S. E. Parks     34,000            4.3         21.375    2/10/2008      133,960
____________

     1These stock options vest in four annual, equal installments, with the first installment exercisable as of August 10, 1998. Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised 12 months following a
participant's death or disability.   Options may be exercised after
retirement for terms specified in advance by the Committee.

     2 When calculating the present value of options as of the date granted (February 10, 1998), the Company used the Black-Scholes option pricing model. The Company assumed a volatility of 20.2 percent, a risk-free interest rate of 5.50 percent, a dividend yield of 3.09 percent, and an average life of 4.40 years. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. There can be no assurance that the values shown in this table will be achieved.

     The following table lists information concerning the stock options that were exercised by the named executive officers during 1998 and the total options and their value held by each at year-end 1998.

Option Exercises in Last Fiscal Year
and Fiscal Year-end Option Values1

            Shares               Number of Unexercised   Value of Unexercised,
            Acquired or  Value   Options at Year-End     In-the-Money Options
            Exercised1  Realized2        (#)1             At Year-End ($)2
Name           (#)        ($)   Exercisable1 Unexercisable1 Exercisable Unexercisable
R. D. Cash     7,344     71,634    288,610       150,000      1,000,256    53,594
D. N. Rose    25,392    141,243    105,168        82,500        247,923    35,219
G. L. Nordloh 55,044    294,459     54,500        86,500         38,531    38,531
C. M. Heiner       0          0    105,500        60,000        328,344    29,094
S. E. Parks    8,892     57,520     70,608        44,500        203,392    18,625

____________

     1All option numbers reflect the Company's two-for-one stock split in June of 1998.

     2The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. The current value of the shares may be higher or lower than the aggregate value reported in the table.

Retirement Plans

     The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1998, and, if necessary, the Company's Supplemental Executive Retirement Plan (SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1998, do not include Social Security benefits, and reflect a 50% surviving spouse benefit. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

                                 Pension Plan Table

Highest Consecutive
Three-Year Average                   Years of Service
Annual Compensation    15        20        25        30        35

  $200,000           54,198    72,265    90,331    95,331   100,331
   250,000           68,448    91,265   114,081   120,331   126,581
   300,000           82,698   110,265   137,831   145,331   152,831
   350,000           96,948   129,265   161,581   170,331   179,081
   400,000          111,198   148,265   185,331   195,331   205,331
   450,000          125,448   167,265   209,081   220,331   231,581
   500,000          139,698   186,265   232,831   245,331   257,831
   550,000          153,948   205,265   256,581   270,331   284,081
   600,000          168,198   224,265   280,331   295,331   310,331
   650,000          182,448   243,265   304,081   320,331   336,581

     The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit, under the Retirement Plan, calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

     Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides for retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. All of the officers listed in the table earn annual compensation in excess of the current cap of $160,000 and all of them have vested benefits under the SERP.

     Information concerning each named executive officer's compensation, final average earnings, and years of service as of December 31, 1998 is shown below:

                      1998
               Retirement Benefit        Final
                   Compensation    Average Earnings    Years of Service

R. D. Cash         $680,780              $620,477           22.5
D. N. Rose          406,740               374,862           29.6
G. L. Nordloh       406,853               373,232           14.4
C. M. Heiner        311,167               306,845           27.8
S. E. Parks         205,105               186,483           24.4

Each officer's 1998 compensation for purpose of the Retirement Plan is different than shown on the table because the former includes cash payments when made, not when earned, and the value of restricted stock when distributed, not granted.

Executive Severance Compensation Plan

     The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a termination of their employment (as defined in the plan).

     The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows:
$1,000,000 to Mr. Cash; $607,800 to Mr. Rose: $590,000 to Mr. Nordloh;
$491,600 to Mr. Heiner; and $375,000 to Mr. Parks. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

     Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 15 percent or more of the Company's outstanding shares of common stock.

CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's common stock with the cumulative total returns of a group of diversified natural gas companies published by Value Line, Inc., a peer group of nine diversified natural gas companies selected by the Company, and of the S&P Composite-500 Stock Index. The Company believes performance of the nine peer company group to be a better benchmark of performance due to the higher concentration of commodity price exposure, relative size, and business mix of such companies. (The nine peer companies are Columbia Energy Group, Consolidated Natural Gas, Energen, Equitable Resources, KN Energy, MCN Corporation, National Fuel Gas, ONEOK, and Southwestern Energy.)

[The graph has four lines connecting the points in the following table.]

            1993      1994      1995     1996       1997     1998

Questar   $100.00   $ 86.51   $109.47   $124.28   $155.81   $139.86
Nine Peers 100.00     86.99    119.51    154.88    192.92    168.86
Value Line 100.00     95.35    125.51    169.43    210.30    217.38
S&P 500    100.00    101.60    139.71    172.18    229.65    294.87

The chart assumes $100 is invested at the close of trading on December 31, 1993 in the Company's common stock, the indices of peer companies, and the S&P 500 Index. It also assumes all dividends are reinvested. For 1998, the Company had a return of -10.2% compared to a return of 28.4% for the S&P Index and a return of 3.4% for the ValueLine group and -12.5 for the Questar peer group. For the five-year period, the Company had a compound annual return of 6.9% compared to returns of 24.1% for the S&P 500 Index, 16.8% for the ValueLine Index and 11.0% for the Questar peer group.



[The graph has three lines connecting the points in the following table.]

        1988   1989   1990   1991   1992   1993   1994   1995   1996   1997   1998
Questar 100.0  125.4  125.0  155.1  199.2  258.9  224.0  283.4  321.7  403.4  362.1

Value   100.0  129.4  115.4  111.6  131.6  162.7  155.2  204.3  275.7  342.2  353.8
Line

S&P 500 100.0  131.5  127.3  166.2  179.2  197.2  200.4  275.6  339.6  453.0  581.6

     This chart assumes $100 is invested at the close of business on December 31, 1988. For the ten-year period of time the Company had a compound annual return of 13.7% compared to return of 19.3% for the S&P 500 Index, and 13.5% for the Value Line group of diversified natural gas companies.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Performance Committee (Committee) is a Committee of outside directors that is chaired by Gary G. Michael. Other members include Patrick J. Early, U. Edwin Garrison, W. Whitley Hawkins, Robert E. Kadlec, and Scott S. Parker. This Committee reviews and approves all elements of the total compensation program for officers of the Company and administers the Company's Long-Term Stock Incentive Plan. The Committee monitors the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Committee believes that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. The Committee believes that the total compensation earned by the Company's officers in 1998 achieves these objectives and is fair and reasonable.

     Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies.

     The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and a group that includes the other named executive officers listed in the Summary Compensation Table. The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers.

     The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

Base Salaries

     The Committee reviews base salaries for the Company's officers on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. The increases historically awarded to Mr. Cash and other officers are based on an assessment of each officer's comparison with survey data, responsibilities, experience and performance. The salaries earned by the named executive officers during 1998 are listed in the table shown on page 10.

Annual Bonuses

     All Company officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, the Committee reviews and approves annual specified performance objectives. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after the Committee reviews actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

     An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. The Committee determines the allocation of each officer's target bonus between business unit results and consolidated results. As a general rule, one-half of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest in two annual, equal installments.

Stock Options

     Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. As a general rule, the Committee uses the prior year's grant as the basis for determining each subsequent year's grant, but does change the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be adjusted. The Committee increased the size of options granted to the Company's highest ranking officers in 1998 after receiving a consultant's report that the option grants were not competitive, but did not increase them to the levels recommended by the consultant. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use a wide range of stock-based performance awards.

     Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

     The Committee has stock ownership guidelines for officers.
(Phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

     Information concerning the stock options granted to the Company's highest ranking executive officers in 1998 is included in the table labeled "Option/Grants in Last Fiscal Year." The table labeled "Option Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1998 and the year-end value of their remaining stock options.

Specific Compensation Decisions

     The Company's consolidated 1998 performance is a direct result of lower commodity prices, particularly crude oil. The Company's stock price, in common with the stock prices of other integrated energy companies, has also been negatively affected. The Committee, after considering 1998 performance results, did not increase the 1999 salaries for Messrs. Cash and Nordloh, the individuals primarily responsible for the performance of the Market Resources unit. Since the Committee believes that the Company's executive officers should continue efforts to achieve shareholder value and should be brought to the level of the stock options recommended by the Committee's consultant in 1998, the Committee increased the size of the options granted to Messrs. Cash, Nordloh, and Rose. In February of 1999, the Committee awarded Mr. Cash an option to purchase 140,000 shares at a price of $17.00 per share, compared to his 1998 option grant of 130,000 shares. The 1999 stock options vest in four equal annual installments beginning August 9, 1999.

Miscellaneous

     The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

     Federal tax law precludes the Company from deducting compensation paid in excess of $1 million per year to any named executive officer. Performance-based compensation, however, is not subject to this deductibility limit. The Company's Long-Term Stock Incentive Plan qualifies for performance-based compensation. Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified stock options. As is shown on the Summary Compensation Table, the annual compensation earned by Mr. Cash, the Company's highest paid officer, is significantly below the $1 million limit.

                                   Management Performance Committee
                                        Gary G. Michael, Chairman
                                        Patrick J. Early
                                        U. Edwin Garrison
                                        W. Whitley Hawkins
                                        Robert E. Kadlec
                                        Scott S. Parker

INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, independent auditors, has audited the accounts of the Company for a number of years, including 1998, and is expected to continue doing so. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

ANNUAL REPORT AND FORM 10-K REPORT

     An annual report for the year ending December 31, 1998, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

     The Company will send, without charge, a copy of its 1998 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President, General Counsel, and Corporate Secretary, P. O. Box 45433, Salt Lake City, Utah 84145-0433.

SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied.

OTHER MATTERS

     Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee, (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

     The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal.

     If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                   By Order of the
                                   Board of Directors

                                   /s/ Connie C. Holbrook
                                   Connie C. Holbrook
                                   Vice President, General Counsel
                                    and Secretary


QUESTAR CORPORATION       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
180 East 100 South               FOR THE ANNUAL MEETING, MAY 18, 1999
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and U. EDWIN GARRISON, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 180 East 100 South Street, Salt Lake City, Utah, on Tuesday, May 18, 1999, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 5, 1999, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

                                   Dated:                            , 1999

                                   (Signature)

                                   (Signature)

                                   Please date and sign exactly as
                                   name appears hereon.  When signing
                                   as Attorney, Executor,
                                   Administrator, Trustee, Guardian,
                                   etc., give full title.  If stock is
                                   held jointly, each joint owner
                                   should sign.  If stock is owned by
                                   a corporation, please sign full
                                   corporate
                 (Please turn over)name by duly authorized officer.


     This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

The Board recommends a vote FOR the election of directors.

To elect four directors of the Company.

Nominees: Patrick J. Early, Marilyn S. Kite, Dixie L. Leavitt, and D.
          N. Rose.

     [ ] VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

     [ ]  VOTE WITHHELD from all nominees.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

     Please mark if your address has changed and correct your address
on the reverse side.                                             [ ]